EXHIBIT (9)(b)

Consent of Counsel

[Morgan, Lewis & Bockius Letterhead]

April 15, 2011

Transamerica Financial Life Insurance Company

4333 Edgewood Rd. NE

Cedar Rapids, Iowa 52499

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 10 to the Registration Statement on Form N-4 under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 11 to the Registration Statement on Form N-4 under the Investment Company Act of 1940, as amended (the “1940 Act”), File Nos.

811-21703; 333-122235 (the “Registration Statement”), filed on or around May 1, 2011 by Transamerica Financial Life Insurance Company and TFLIC Separate Account VNY with the Securities and Exchange Commission under the 1933 Act and the 1940 Act.

Very truly yours,

/s/  Michael Berenson

Michael Berenson, Esq.

Morgan, Lewis & Bockius LLP